UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2008

NitroMed, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50439	22-3159793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Hayden Avenue, Suite 3000 Lexington, Massachusetts	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 266-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On September 5, 2008, NitroMed, Inc. (“NitroMed”) entered into a letter agreement with Jay N. Cohn, M.D. (the “Letter Agreement”), pursuant to which NitroMed and Dr. Cohn clarified their understandings with respect to royalty payments pursuant to the Collaboration and License Agreement, dated as of January 22, 1999 and as amended on August 10, 2000, January 29, 2001 and March 15, 2002, by and between NitroMed and Dr. Cohn (the “Original Agreement”).

The Letter Agreement resolves certain disputes with regard to the amount of planned costs and excess costs, as those terms are defined and referred to in the amendments to the Original Agreement dated January 29, 2001 and March 15, 2002. In addition, the Letter Agreement clarifies that NitroMed will pay Dr. Cohn a specified reduced royalty on net sales of Collaboration Products (as defined in the Original Agreement) until such time as the aggregate dollar amount retained by NitroMed and not required to be paid to Dr. Cohn as a result of such reduced royalty rate equals a specified aggregate dollar amount (the “Maximum Amount”).  Once the Maximum Amount has been achieved, NitroMed will resume making royalty payments to Dr. Cohn at the rate specified in the Original Agreement.  Additionally, the Letter Agreement clarifies that should NitroMed sublicense its rights under the Original Agreement to a third party, Dr. Cohn will receive a specified percentage of any royalty payments NitroMed receives from the sublicense, and any such payments made to Dr. Cohn by NitroMed shall also be subject to offset up to the Maximum Amount.  Pursuant to the terms of the Letter Agreement, the parties agreed to terminate the amendments to the Original Agreement dated January 29, 2001 and March 15, 2002. In consideration for agreeing to the terms of the Letter Agreement, NitroMed made a one time cash payment to Dr. Cohn in the amount of $800,000.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by the full text of the Letter Agreement, a redacted copy of which will be filed as an exhibit to NitroMed’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NITROMED, INC.

Date: September 10, 2008	By:	/s/ Kenneth M. Bate

Kenneth M. Bate President, Chief Executive Officer and Interim Chief Financial Officer